APPENDIX A

to the

THE CUSTODIAN AGREEMENT

between

NORTHWESTERN MUTUAL SERIES FUND, INC.

and

BROWN BROTHERS HARRIMAN & CO.

Dated as of August 8, 2013

The following is a list of Portfolios for which the Custodian shall serve under a Custodian Agreement dated as of3/31/1997:

ASSET ALLOCATION PORTFOLIO

BALANCED PORTFOLIO

HIGH YIELD BOND PORTFOLIO

INTERNATIONAL GROWTH PORTFOLIO

SELECT BOND PORTFOLIO

INTERNATIONAL EQUITY PORTFOLIO

RESEARCH INTERNATIONAL CORE PORTFOLIO

EMERGING MARKETS EQUITY PORTFOLIO

MULTI-SECTOR BOND PORTFOLIO

SHORT-TERM BOND PORTFOLIO

COMMODITIES RETURN STRATEGY PORTFOLIO

IN WITNESS WHEREOF, each of the parties hereto has caused this APPENDIX A to be executed in its name and on behalf of each such Portfolio.

NORTHWESTERN MUTUAL SERIES FUND, INC.

BY:	/s/ Kate M. Fleming
NAME:	Kate M. Fleming
TITLE:	President

BROWN BROTHERS HARRIMAN & CO.

BY:	/s/ Elizabeth E. Prickett
NAME:	Eliizatheth E. Prickett
TITLE:	Senior Vice President